Exhibit 99.2

TTEC Signs Agreement to Acquire VoiceFoundry, Setting the Foundation for Significant Future Growth with Amazon Connect

Acquisition adds Amazon Connect, one of AWS’s fastest-growing services, to TTEC’s Humanify Cloud CX Ecosystem

DENVER, August 5, 2020 -- TTEC Holdings, Inc. (NASDAQ: TTEC) a leading global Customer Experience as a Service (CXaaS) partner for many of the world’s most iconic and disruptive brands, announced today that it agreed to acquire VoiceFoundry, a global partner of Amazon Web Services, creating an end-to-end CX delivery solution for Amazon Connect. The U.S. and European parts of the acquisition closed today, with the Australian and ASEAN acquisition expected to close pending regulatory approvals.

“By leveraging Amazon Connect, CX leaders can increase the ease and speed with which businesses improve customer service,” said Pasquale DeMaio, General Manager, Amazon Connect, Amazon Web Services, Inc. “We are delighted to see TTEC’s investment in VoiceFoundry and their commitment to Amazon Connect, and we look forward to continue working together to offer enhanced customer experience to our shared customers.”

The TTEC acquisition of VoiceFoundry:

•	Adds Amazon Connect to TTEC’s Humanifytm Cloud, providing TTEC’s current and future clients with the optionality of AWS’s contact center capabilities using a unified per user per month (PUPM) offering for access to Humanify’s enhanced CX applications to complement AWS’s services.

•	Extends TTEC’s Humanifytm Cloud to Amazon Connect. Provides clients access to an enterprise-grade API integration and deployment platform, including Humanify’s intelligent administration, orchestration, analytics, and automation solutions, that enables rapid deployment, reduces risk and improves speed to value at global scale.

•	Will leverage the global scale and enterprise client footprint of the TTEC Engage business to offer the enhanced CXaaS offering while TTEC Digital maintains separate and dedicated AWS and Cisco sales teams focused on driving client value through the Amazon’s and Cisco’s partner ecosystem.

•	TTEC’s Humanifytm Cloud will now seamlessly leverage the power of Salesforce’s Service Cloud + Amazon Connect to offer out-of-the-box contact center solutions sold by Salesforce.

The acquisition not only adds Amazon Connect to TTEC’s Humanifytm CX Marketplace, but it also extends TTEC Digital’s Humanifytm Cloud Integration and API platform to AWS, providing TTEC customers and prospects with cloud contact center optionality and a unified per user per month (PUPM) offering for access to over 50 enhanced CX applications to complement AWS’s services.

address 9197 South Peoria Street Englewood, CO 80112	contact Liesl Perez liesl.perez@ttec.com +1.303.551.1417

“There is a fundamental shift happening across the industry. Rather than relying directly on customer experience SaaS providers, clients are turning to CX orchestrators and journey partners to build end-to-end customer-centric solutions in the cloud,” says Jonathan Lerner, President of TTEC Digital. “VoiceFoundry’s addition to TTEC Digital provides speed, agility, and expands our CX Marketplace with AWS’s cloud-first solutions that can accelerate digital CX transformation for our clients.”

VoiceFoundry is an industry leader in deploying Amazon Connect as well as other AWS services that focus on creating intelligent interactions across all engagement channels. VoiceFoundry is uniquely focused on helping large enterprise clients improve customer engagement while maximizing the benefits of AWS at scale. The acquisition adds 50+ blue chip companies to TTEC’s global account base, primarily in the public sector, e-commerce, financial services, travel, healthcare, and insurance industries.

VoiceFoundry CEO John Marino, who will join TTEC as Group Vice President for our AWS practice, emphasized the strength of the combined platforms by stating, “In TTEC we found the perfect partner for delivering end-to-end CX solutions that allow us to better design, build and operate amazing customer and employee experiences for clients at large enterprise scale. Our combined strengths help enhance the overall offering to our customers. TTEC adds depth to our managed services accounts without slowing down the speed at which VoiceFoundry can implement Amazon Connect, which is one of AWS’s fastest-growing services.”

Based in Tulsa, Okla. with offices in the U.K., Singapore, and Australia, VoiceFoundry’s expertise is focused on artificial intelligence (AI) and natural language automation, chatbots, CTI/CRM, enterprise integration, user-experience design, analytics, omnichannel engagement, and workforce optimization.

Additional Resources:

•	Learn how TTEC Digital can transform customer experiences
•	Download your Effortless Experiences Toolkit
•	Check out TTEC’s prestigious list of awards and recognition, including recent recognition as a Leader in Forrester’s Omnichannel Wave

Tweet This: @TTEC acquires @VoiceFoundry to deliver effortless cloud #CX on Amazon Connect. #AI and natural language #automation, #chatbots, CTI/CRM, UX design, #analytics and workforce optimization combined with best-in-class service options delivering amazing experiences #CX Cloud (add URL with Press Release URL)

About TTEC:

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading digital global customer experience technology and services company focused on the design, implementation, and delivery of transformative solutions for many of the world’s most iconic and disruptive brands. The company delivers outcome-based customer engagement solutions through TTEC Digital, its digital consultancy that designs and builds human centric, tech-enabled, insight-driven customer experience solutions for clients and TTEC Engage, its delivery center of excellence, that operates customer acquisition, care, fraud prevention and detection, and content moderation services. Founded in 1982, the company’s 50,000 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com.

About VoiceFoundry:

VoiceFoundry is passionate about customer experience. We specialize in the delivery of Amazon Web Services (AWS) contact center solutions and are uniquely focused on helping businesses improve customer engagement, while maximizing the benefits of the cloud. Our expertise is focused on AI & natural language automation, CTI, enterprise integration, user experience design, and workforce management and optimization. For more information, visit us at www.voicefoundry.com.

Investor Contact

Paul Miller

303.397.8641

address 9197 South Peoria Street Englewood, CO 80112	contact Liesl Perez liesl.perez@ttec.com +1.303.551.1417